Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

November 27, 2012

Momentive Performance Materials Inc.

22 Corporate Woods Blvd., 2nd Fl.

Albany, NY 12211

Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Momentive Performance Materials Inc., a Delaware corporation (the “Issuer”), the persons listed on Schedule I hereto (each, a “Delaware Corporate Guarantor”), the persons listed on Schedule II hereto (each, a “Delaware LLC

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Guarantor”) and the person listed on Schedule III hereto (the “New York LLC Guarantor” and, together with the Delaware Corporate Guarantors and the Delaware LLC Guarantors, the “Guarantors”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of $250,000,000 aggregate principal amount of the Issuer’s 10% Senior Secured Notes due 2020 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Note Guarantees” and, collectively with the Exchange Notes, the “Securities”).

The Exchange Notes and the Note Guarantees are to be offered in exchange for the Issuer’s outstanding $250,000,000 aggregate principal amount of 10% Senior Secured Notes due 2020 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Note Guarantees will be issued by the Issuer and the Guarantors in accordance with the terms of the Indenture, dated as of May 25, 2012 (the “Indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Indenture, including the form of the Exchange Notes attached thereto, included as Exhibit 4.14 to the Registration Statement; and

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3. the Registration Rights Agreement, dated as of May 25, 2012 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors and J.P. Morgan Securities LLC, as representative of the several initial purchasers.

In addition, we have examined (i) such corporate records of the Issuer and the Guarantors as we have considered appropriate, including, as applicable, a copy of the certificate of formation or incorporation or articles of organization, as amended, and the limited liability company operating agreement or by-laws, as amended, of the Issuer and each Delaware Guarantor, certified by the Issuer and each Delaware Guarantor as in effect on the date of this letter, and copies of resolutions of the board of managers, the sole member or the board of directors, as applicable, of the Issuer and each Delaware Guarantor relating to the issuance of the Securities, certified by the Issuer and each Delaware Guarantor and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the representations and warranties of the Issuer and the Guarantors as to the factual matters made in the Documents and upon certificates of public officials and the officers of the Issuer and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have

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also assumed without independent investigation (i) that the Exchange Notes and the Note Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and the Note Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. When the Exchange Notes are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Note Guarantee of each Guarantor will be a valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except that the enforceability of the Note Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

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The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

SCHEDULE I

DELAWARE CORPORATE GUARANTORS

Name	State of Incorporation / Organization
Momentive Performance Materials Worldwide Inc.	Delaware
Momentive Performance Materials USA Inc.	Delaware
Momentive Performance Materials Quartz, Inc.	Delaware
Momentive Performance Materials South America Inc.	Delaware
Momentive Performance Materials China SPV Inc.	Delaware

SCHEDULE II

DELAWARE LLC GUARANTORS

Name	State of Incorporation / Organization
Juniper Bond Holdings I LLC	Delaware
Juniper Bond Holdings II LLC	Delaware
Juniper Bond Holdings III LLC	Delaware
Juniper Bond Holdings IV LLC	Delaware

SCHEDULE III

NEW YORK LLC GUARANTOR

Name	State of Incorporation / Organization
MPM Silicones, LLC	New York